CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

Muscle Maker, Inc

The undersigned hereby certify that:

1.	They are the Chief Executive Officer and the Secretary, respectively, of Muscle Maker, Inc, a California corporation (the “Corporation”).

2.	Article 5 of the Articles of Incorporation of the Corporation is deleted in its entirety and replaced with the following (the “Amendment”):

“This corporation is authorized to issue only one class of stock. The total number of shares which this corporation is authorized to issue is 100,000,000.

On the close of business on the date this Certificate of Amendment is filed with the California Secretary of State (the “Effective Time”), each seven (7) shares of stock issued and outstanding or held by the corporation in treasury stock, immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the corporation, be combined and converted into one (1) share of validly issued, fully paid and non-assessable stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share of stock.”

3.	The Amendment has been duly approved by the Board of Directors of the Corporation.

4.	The Amendment has been duly approved by the required vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The Corporation has one class of stock outstanding and such class of stock is entitled to vote on the Amendment. The total number of outstanding shares entitled to vote on the Amendment at the time that shareholder approval was obtained was 71,721,130 shares of stock. The number of shares voting in favor of the Amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares of Common Stock voting as a class.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own personal knowledge.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment, effective as of this 20th day of September, 2017.

By:	/s/ Robert E. Morgan
Name:	Robert E. Morgan
Title:	Chief Executive Officer

By:	/s/ Tim M.Betts
Name:	Tim M. Betts
Title:	Secretary

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